POWERWAVE TECHNOLOGIES, INC.

                            Moderator: Kevin Michaels
                                 April 10, 2003
                                  4:00 p.m. CT



Operator: Good day everyone and welcome to the Powerwave Technologies
          Incorporated First Quarter 2003 Earnings Announcement Conference Call. Today's call is being recorded.

          For opening remarks and introductions, I would like to turn the call over to the Chief Financial Officer, Mr. Kevin Michaels. Please go ahead sir.

Kevin Michaels: Thank you and good afternoon and welcome to the Powerwave
          Technologies' first quarter 2003 financial results conference call. Before starting, I would like to point out that various remarks we may make about future expectations, plans and prospects for Powerwave including, but not limited to, anticipated revenues and earnings per share levels, revenue composition, the timing and success of product trials, demand levels for the company's product lines, operating margins, expense levels, capital expenditure rates, inventory turns, tax rates, days sales outstanding, expansion of activities with contract manufacturers, and projected savings resulting from the use of contract manufacturers, and the anticipated timing of revenues from new product deployments are all forward-looking statements.

          These statements are subject to numerous risk and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied. Please refer to our press release and Powerwave's current form 10-K for the fiscal year 2002, both of which are on file with the Securities and Exchange Commission, for additional information on factors, which could cause our actual results to be different from those projected or implied. With all this in mind, let me start by quickly reviewing our financial results, which are also summarized in our press release. You can obtain a copy of the press release from Business Wire and from our Web site at powerwave.com.

          Net sales for the first quarter of 2003 were $52.2 million producing a gross profit of $3.8 million, which equates to a gross margin of 7.3 percent. Sales and marketing expenses were $2.9 million, R&D was $10 million, and G&A was $3.3 million. In addition, for the first quarter, we had a one-time non-cash charge of approximately of $4.9 million, which relates to the impairment of the Company's goodwill. Including this non-cash charge, our total operating expenses were $21.1 million. For the first quarter, we had an operating loss of $17.3 million, which includes the goodwill impairment charge of $4.9 million.



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          Our net other income was $800,000. Our total net loss before taxes was
          $16.5 million. Utilizing a tax rate of 36 percent, our net loss after tax was $10.6 million. The basic loss per share is 16 cents based on a basic weighted share outstanding of approximately $65.9 million shares. On a pro forma basis, excluding the goodwill impairment charge of $4.9 million, our net loss before tax is $11.7 million and our net loss after taxes would have been $7.5 million with a loss per share of 11 cents.

          Now, I would like to describe our revenues on a geographic basis. Our total in North American revenues for the first quarter of 2003 were approximately $32.5 million or 62 percent of our revenues. Also for the first quarter of 2003, our total Asian sales accounted for approximately six percent of revenues or $3.1 million. Our total European and other international revenues for the first quarter of 2003 were $16.6 million or approximately 32 percent of our revenues.

          On a product basis, revenues for products in the cellular bands 800-1000 MHz continued to account for the majority of our sales including approximately 63 percent of first quarter revenues or $33.1 million. Sales for products in the PCS band 1800 and 2000 MHz accounted for approximately 13 percent of revenues or $6.9 million, and sales in the over 2000 MHz bands, or 3G as we call them, accounted for approximately $12.2 million or 23 percent of our revenues.

          Our gross profit margin was 7.3 percent for the first quarter, which is down from our fourth gross margin of 11.7 percent and it's decrease is largely attributable to our lower revenue and production rates during this quarter and the associated lower absorption of our labor and overhead cost. Our gross margin is also continuing to be negatively impacted by continued aggressive pricing pressures that we are encountering in today's wireless infrastructure market.

          I will now review our operating expenses for the first quarter of 2003. Our total operating expenses were up when compared to our fourth quarter results with sales and marketing expenses of $2.9 million, R&D expenses of $10 million, and G&A expenses of $3.3 million. The increase in our sales and marketing expenses is related to several trade shows during the first quarter, and increased customer trial activity. The majority of the increase in R&D expenses is related to a $1.1 million increase in product development material expenses.


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          These expenses arise as the development products are in prototype and pre-production phases where a number of initial sample products are built for testing. As is our standard process, the cost of the materials for these products are expensed as incurred and charged to R&D. During the first quarter of 2003, we had a large number of development products at this stage and we would expect these expenses to reduce back to more normal levels in future quarters. Also during the first quarter of 2003, we had a net other income of approximately $750,000, and also for the first quarter, our tax rate is 36 percent.


          Next, I'd like to quickly review our balance sheet. Total cash at March 30, 2003 was $164.2 million, which is an increase of approximately 1.6 million from the 162.5 million recorded last quarter. During this first quarter, our net inventory increased by approximately two million from the fourth quarter to end at 32.1 million, while our inventory turns decreased to six turns, this is due to the reduction in our revenues for the quarter.

          Our total net accounts receivable were 42.5 million and our (AR) day sales outstanding were 74 days. On a cash flow from operations basis, we generated 1.3 million in cash during the quarter. Additionally, our total capital spending during the quarter was only $700,000. We continue to believe that our ability to execute and maintain a very strong balance sheet during this extremely difficult period for the wireless industry is a key differentiator for Powerwave.

          I'd now like to give you some details regarding our goodwill impairment charge. As I stated, this is a one-time non-cash charge related to the impairment of the remaining goodwill in Powerwave's balance sheet. Due to the economic downturn, which has significantly impacted demand in the wireless infrastructure industry, we were required, under the statement of Financial Accounting Standards number 142, to test for impairment of the Company's recorded goodwill.

          Since Powerwave operates as a single business reporting unit in a single business segment, the prescribed testing procedures apply to the entire company. Utilizing several different methods including a market value test, the resulting calculations required us to write-down the remaining value of goodwill in our balance sheet. This resulted in the $4.9 million non-cash charge, which is included as a separate line item in operating expenses for this quarter. I'd now like to turn the call over to Bruce Edwards, Powerwave's President and Chief Executive Officer.



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Bruce Edwards: Thank you Kevin, and good afternoon everyone. During the first quarter of 2003, the depressed spending environment for wireless infrastructure not only continued but seemed to intensify. As a result, Powerwave's overall revenues were approximately one-half the level recorded during the first quarter of 2002.

          Both our OEM and operator sales were lower than we anticipated coming into the quarter. While disappointing, it is important to recognize that the industry downturn has resulted in a number of companies and competitors announcing reduced revenue expectations. The key takeaway is that Powerwave's first quarter was impacted by industry demand issues, not changes in market shares.

          While we recorded a loss for the quarter, we continue to aggressively manage our balance sheet resulting in an ending cash position of a $164 million and inventory up only slightly from the fourth quarter of 2002. During the first quarter, we announced several new products, many of which are targeted at coverage or capacity enhancements for our network operator customers.

          In particular, we announced a line of single-carrier and multi-carrier GSM Booster products for the GSM Overlay networks here in the United States and GSM networks in Europe and Asia. We also announced an RF Front End products with the third generation networks. Including these key new products, we are currently participating in over 30 product trials and have another 20 trials scheduled for the second quarter.

          Importantly, the large majority of these trials are expected to be completed during the second quarter. We believe this trial activity, one of the highest in our corporate history will provide significant revenue opportunities for us during the second half of 2003. We have already seen some benefits from our trials, as we are nearing completion of contract negotiations with our first European network operator.

          We anticipate receiving purchase orders during the second quarter from this European network operator and based upon this operator's forecast and deployment plans, we expect to record significant revenue with this operator during the second half of 2003. We also have three other trials with European network operators either underway or planned for the second quarter.


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          In the United States, Alltel represented a 10 percent customer for
          Powerwave as we continued to work with them on several capacity upgrades and cell site expansions. While our strong position with the top (base) station OEM's and higher trial activity with the network operators are key indicators for our outlook, due to the difficult spending environment and the timing of the ongoing trial completions, we do not expect much if any impact to us until the second half of 2003.

          However, while our revenue outlook in the near-term remains quite challenging, we are continuing to adjust our cost structure and lower our operating cost. Today, our headcount stands at less than 900, down from approximately 1,200 at year-end. This includes both our permanent and temporary work force. Today, we have transitioned several single carrier products to complete amplifier build by our contract-manufacturing partner.

          During the first quarter, we continued to support these transitions and validate the cost savings, delivery capabilities, yield, efficiency and quality levels. As we enter the second quarter we are accelerating these efforts with the objective of having a significantly higher amount of outsourced contract manufactured products as we move through the year.

          To accomplish this we have added another outsourced manufacturing location in Asia to our existing location in China, which should allow us to transition more products in a faster time frame. While we will utilize our rapid product introduction capabilities to continue to manufacture selective leading edge technology products in our Southern California facility, we do plan to move more and more of our products to our contract manufacturing partners during the remainder of this year.

          To date we have seen savings of between 15 to 20 percent on a product-by-product basis as we outsource this work. With a higher mix of our products moving to an outsourcing model, we anticipate additional synergies due to the increased volume, removal of our capital equipment to our outsourced partners and the resulting reduction in our overhead structure.

          In summary, we are moving our revenue base to a more solution-oriented product line targeting both our OEM and importantly, network operator customers. As our financial results have demonstrated in the past, we expect to see a positive impact in our financial model as we increase our percentage of business with our network operator customers. We believe our existing product line and targeted RF solutions products will allow us to significantly increase our business level with this expanding group of network operators.


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          We also believe our strategy of fully developing our internal manufacturing knowledge base before significantly increasing our use of outsourced manufacturing is another key benefit for Powerwave. While most RF power amplifier manufacturers moved earlier to an outsourcing strategy, by waiting to bring the volume of the number one power amplifier supplier, coupled with our own manufacturing technologies and systems and bringing that to a leading contract manufacturer, we expect to gain additional efficiencies that others might not.

          I would like to make one additional point. While many competitors have been talking about integrated products, Powerwave has been developing and demonstrating them to our customers. Our RF front end products include a high performance multi-carrier power amplifier, pre-amplifier and duplexers in a single solution to boost both the uplink and downlink performance of the base station.

          Our recently announced Remote Radio Unit incorporates a linearized transmitter, two-branch diversity receiver, and an RF Front End. And as a result of our strategic alliance with (Filtronics), we introduced our first (UMTS) amplifier filter unit, which combines a high performance multi-carrier power amplifier with a sophisticated duplexer that demonstrates full 3GPP compliance of over 20 MHz instantaneous bandwidth.

          By working directly with our key suppliers, internally developing and expanding our product focus and aligning with industry leaders, Powerwave is to delivering integrated solutions today. I would now like to turn the call back over to the operator and address any questions you might have.

Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question today, please press the star followed by the one key on your touch-tone telephone. We'll proceed in the order that you signal us and take as many questions as time permits. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. If your question has been asked, you may remove yourself by pressing the pound key. Once again that's star one to ask a question and we'll move to Mike Walkley from RBC Capital Market.

Mike Walkley: Great, thank you. Maybe following on your final comments there, it was great to see some of your integrated products at the
          (CTIA) show. I was wondering, if you could share with us may be some of the feedback, from the show, and if any of these products are in any of these new 20 trials that you are talking about next quarter?

Bruce Edwards: Sure, actually some of those products were in the 30 trials;
          we have one going right now. So, the feedback of the products from the customers side, it has been very positive. In particular, we are providing more solutions to both uplink and downlink to handle coverage or capacity issues. During this tight constraint-spending environment, we think these are the right kind of products that the network operators are going to look at. So, the answer is, yes they are already in some of the trials that we are talking about and will be in some of the 20 trials we will be starting up in the second quarter.


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Mike Walkley: OK. Great, thanks. And maybe just a following - you mentioned again the intense pricing environment, is it - can you tell us whether pricing is down year-over-year versus normal pricing environment?

Male: Well, I think it is - the pricing environment is the same as it was in the prior couple of quarters. So, I think on a year-over-year, it has been the 15 to 20 percent range. You know, we just think it is continuing tough. It has hasn't gotten progressively worse, its just has remained tough.

Mike Walkley: OK great. And Kevin, maybe just one quick housekeeping item;
          can you break out this single carrier versus multi-carrier.

Kevin Michaels: Yes, a single carrier is roughly about 16 percent for the quarter and the balance is all multi-carrier.

Mike Walkley: OK, great. Thank you very much.

Bruce Edwards: Sure.

Operator: And we'll move on Arindum Basu from Morgan Stanley.

Arindum Basu: Hi guys. Question on China relative to the total Asian sales;
          can you break that out for me?

Kevin Michaels: Yes, we can. Roughly China was about - little bit less than half of the total Asian sales.

Arindum Basu: OK. And any color that you could share on the (CDMA) roll outs in China or India, or and how about the GSM networks, are there PCS multi-carrier opportunities in Asia, excuse me, in China that has started to pull through already?

Bruce Edwards: I think first on the - I believe a couple of weeks ago, (China Unicom) lead another part of their program to build out in China. So, as the contract was lead, it was lead through one of our OEMs, we would participate in that and I think you pretty much know we got parts of that contract. So, that - I don't think those deliveries would be accretive type of delivery. With respect to GSM, I think our interest clearly as you know, we do GSM and (GSM EDGE) products.

          So, as new appointments, or someone is operating at the edge again its one of our OEM customers, we will capture some of that business in it. If you look at our single carrier business, which is about 16 percent of our overall revenues, it's predominantly GSM and (GSM EDGE) today. But importantly the products we come up with, the RF Front End and more importantly the single carrier and multi-carrier GSM booster product, is specifically targeted at operators both here with the GSM Overlay and the operators in Europe and Asia. And I mentioned, that currently we have ongoing or soon to be entering into I think four trials in Europe, and that's predominantly through GSM type enhancement products we have.


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Arindum Basu: OK. Great. And is there any impact in terms of the additional site that you are planning in Asia or any impact that you have seen so far in existing site in China from SARS, if you had any kind of quarantines or (partial shift) shut downs or anything like that?

Bruce Edwards: No, in the sites - in the other site in Asia is not an area that's been highlighted as particularly infected and we have not seen any change in the location that we've had in China, you know, we do have to be cognizant as we start the transition, more and more products, you know, just - maybe in less travel that happens between the two locations but I think we factored that into the plans that we have.

          Again, one of the things we did as you can tell; we went into the several products upfront and then we took really the last 90 days to get very comfortable with how things were going and we have been very pleased with the support we have gotten, the quality of product delivery, the customers have been happy, and now, we have another location coming up now and we have that knowledge already based because it's the same contract manufacture just in another location. So, we think the next transitions will be equally as smooth and potentially a little bit quicker.

Arindum Basu: OK. Back to the trials quickly, the trials is going to materialize into the (four) order flows in the latter half of the year. You've three trials going with European carriers in addition to that one, so total of four right now, one for sure is going to convert to big orders in later half of the year.

Bruce Edwards: Exactly, Yes.

Arindum Basu: Right, OK. And then, Kevin, just a couple of housekeeping things; goodwill is going to zero because of the write-downs or should we assume total tax assets increased or was it in the other non-current assets line; and then, if you could about depreciation and capex in the quarter as well?

Kevin Michaels: The goodwill was in the other non-current line. So that ...

Arindum Basu: OK.

Kevin Michaels: So that's where the reductions have come there. I am sorry, what was your second part of your question?

Arindum Basu: Well, depreciation and capex in the quarter?

Kevin Michaels: Depreciation - cap ex was 700,000. Depreciation, it was roughly the same as last call; it will get to around five million.


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Arindum Basu: OK. Got it, thanks guys I appreciate that.

Kevin Michaels: Sure.

Operator: Our next question comes from Rich Valera of Needham & Co.

Rich Valera: Thank you. I know you mentioned that you didn't expect, I guess, a big impact from your new products in the second quarter. Is there anymore granularity you could give us in terms of guidance for the second quarter, in terms of, I guess, revenue first if you think you could have even a modest sequential improvement? And then on the
          (opex) line, it sounds like you expect them to be down, I wonder if you could give us a rough level like, maybe will they be down just sort of fourth quarter levels? Just some magnitude of where you think
          (opex) might fall sequentially?

Bruce Edwards: OK, it looks like again I think, you know, we have learned a lot as we came through the first quarter and so, I think the real answer is, even actually for Powerwave, I'd say the visibility level over the last couple of years, this has been one that's really did not developed in the way that we thought coming into it and I don't see a dynamic outside of these trials being completed in Q2 and really entering into the second half of the year; the dynamic (they said), we should just take the forecast and assume that they are going to come through.

          So the answer to the question - I don't see much of any difference between where we are today and where we were in the first quarter. If I had to pick a range, you know, I would probably target around where we are near the midpoint; so if I took a range of 45 to 55 (well) in the quarter is and that just assumes things continue the way they are. Again we are not seeing any shift in markets here. In most it's not open - in most of the key top two OEM relationships we're either the sole or prime supplier of the product. So, as their demand moves, we should (participate) pretty well and we do see the network operators and we are anticipating that they'll tend to hold tight on their purchasing.

          But we think that the products we have, the solution OEM products and the fact that these all seems to be as you can tell a lot of interest in those products from the operators, in some cases we are doing pretty significant trials, whether looking at the - how the (city) operates with the number of sites being upgraded by some of our capacity enhancement products. We think that's going to drive up for the second half but right now I would say we can't anticipate more the same as in the second quarters to first.

          You have to (add) a (slight) comment to - our focus is, obviously we are going to chase anything that's out there. We are going to make sure that we focus very heavily on these trials. But you will see us that we are also focus internally to make a lot of moves of additional products during the second quarter. So as we move into the third, we will have a much higher content of outsource manufacturing.


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Kevin Michaels: You know, it's just regarding the question of operating expenses, along with those moves as we transitioned more products offshore, you know, there are expenses associated with that - there could be some potential restructuring expenses from that. So, you know, but that will - depending on the type and the nature of those expenses, they will hit in next quarter or two. So, they could impact operating expenses as well.

Bruce Edwards: I think Kevin made the comment; we do think R&D will be down a little bit in Q2 because we did we have a number of prototypes and pre-production products come to in Q1.

Rich Valera: Right and I think, yes, you won't have the trade shows presumably right.

Bruce Edwards: Yes.

Rich Valera: OK. Just following up what you had mentioned about the outsourcing; I think you mentioned, was it a 15 to 20 percent reduction in cost when you - on a product-by-product basis as you outsource?

Bruce Edwards: Yes.

Rich Valera: Is that correct? So, what would we look forward then in terms of your cost of goods essentially for a given product we would expect
          - is that basically take down your entire cost by that amount for product as you outsourced it? Or is - how do you - how are you assessing that, is it just on the labor component or is it on the entire cost which includes all of the material's cost?

Male: It's on entire cost for the product, but I would be a little wary in applying that straight to our company's entire cost. And obviously, as we move from what - our strategy here is to move over the next two quarters a significant amount of the production, the outsourcing. We will make adjustments overall in our overall overhead structures so that the entire cost (segments) will flow through, but it will take a number, you know, a couple of more quarters for that to show up in the entire results.

Rich Valera: So, if you looked at your fourth quarter of '02, and look at fourth quarter of '03; if you had assumed similar revenue levels, quarter-over-quarter, year-over-year I should say, given these outsourcing moves, which of course are being offset by these pricing pressure, would you expect to have materially higher gross-margins year-over-year at a similar revenue level in the fourth quarter?

Bruce Edwards: Well, I didn't bring my computer, to run the analysis, but let me answer it this way. There's two key drivers, number one is - we are moving from the fixed to more of a variable cost structure, and again, I think the benefit we are getting is that we have really gone (through) these products, we are delivering products to the outsource manufacturing (part), that we have squeezed what we think is every cost out of it. So, for them to be able to deliver 15 to 20 percent on top of that we think it's going to be a real benefit for us.



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          So, clearly in the fourth quarter of next year the bulk of our stuff will be outsourced, so lot of benefits with that, and we have a correspondingly adjusted overhead structure here. The second thing is, well as if you look at the number of trials and you look at the mix of business, you can anticipate that the mix of business in the fourth quarter of 2003 will be different than was in 2002 and the fact that you have a higher content of network operator type business and that is, as you know, traditionally much higher margin business for us. So, I think you can get the benefit of both of those within the financial model as we exit 2003.

Rich Valera: OK that's great; one final one, Kevin. On the tax-rate should we assume 36 percent going forward?

Kevin Michaels: I would assume that right now, yes. Obviously with a lot
          (tough) in the tax rate has - it went up somewhat reflecting the loss and the larger loss, so we anticipate that I would, at this stage for planning purposes, continue to use that rate.

Rich Valera: Great thank you.

Operator: And our next question comes from David Rocker from Rocker
          Partners.

David Rocker: Hi gentlemen. Just a - when and if number portability comes to the cellular industry, what is your best judgment of what will be spent by the cellular companies for service upgrades, and can you give some idea of what proportion of that might be available for the products, which you sell?

Bruce Edwards: Sure. Obviously, this is three times that portability; the number has been delayed. I think that this - if it does go through, it has a very beneficial factor to anyone supplying into the wireless infrastructure market, and particularly, we think it would be very beneficial to Powerwave because of our focus on capacity and solution enhancement products. This is a very complicated question as lot of you may have seen. There was an article this morning in the Wall Street Journal just talking about this issue and they highlighted Hong Kong for example where pre-portability number - they had a churn rate, which is obviously an important metric for the operator, something like two and a half to three and a half percent and once the number portability came in, the churn rates spiked up to nine to 10 percent.

          So, the reason we think it spiked up to nine to 10 percent is what a lot of us on this call will probably say - it's call quality; number of dropped calls, dropped calls on the cellular networks. So, if you have the opportunity to move your service from one network to another to retain that number, we think the quality of service really moves up the decision process of a lot of these operators, and here again if we can bring them very cost effective capacity solution products, we think that's going to be attractive and tying back to the first question, a lot of trials that we have going on are (made) for some existing products we have, but equally importantly it is for some of our newer solution oriented products that provide this coverage or capacity enhancement.


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          So, you know, there was another article that came out as well today that just talked about the fact in a lot of these - when you talk to consumers, what they want is the ability to choose networks, but they want better service and the third item they want is lower prices. So we think the key is going to be the operators that can provide better service. So I think it's up in November this year, so I think if we have the - with our product line out there and if it does (go through) this year, I think it will be real beneficial to us.

David Rocker: If I could just follow-up if I may, because I would like to try to quantify the opportunity. There was also an article in Business Wire earlier this week, where Verizon indicated that the industry would have to spend a billion dollars to upgrade to meet this. (A), I guess, do you think that that is an appropriate guess - stab at it? And B, if that were to be the case, how many - how large would be the opportunity for the products which you sell?

Bruce Edwards: Well, again, I think the billion might be their calculation of the cost for them to implement this ability to move a number from one service to another, but, I will give you another data point we had. I think there was an operator this quarter that came out and said specifically they are targeting a 100 - over a $100 million to straight capacity coverage enhancement to their network and that the main driver was to improve quality service and the dollars were not targeted to new (base) stations, they also were targeted to enhancements in - and upgrades of the existing (base) stations. That's the market opportunity that we are interested in and that's, for example, just one operator.

David Rocker: OK, thank you.

Bruce Edwards: Sure.

Operator: We will move on Mark Roberts from Wachovia Securities.

Mark Roberts: Yes, thank you. Good afternoon. Can you talk a little bit, Kevin, about what you intend to do with the machinery and overhead that you have there in California as you move to a contract model, how you will handle that?

Kevin Michaels: Well, you know, (that) portion of the machinery, we will move transition over to the contractor, you know, it will be consigned and that will continue to be our equipment. But portions of it, as we look - and another process we have been going through here now and for the last number of quarters, is really looking at our production lines
          - redesigning our production lines, and design new production lines that we can incorporate many lines into the single line to reduce our equipment needs. So we anticipate in (in all that) during this process that we will have some excess equipment and will dispose that equipment and end up writing some of the equipment off our books and disposing of it. So we do expect some restructuring charges during this period.

Bruce Edwards: And secondarily, obviously, as we produce less here, we will make the appropriate adjustments in the overall manufacturing overhead.

Mark Roberts: OK. I was a little surprised by the pretty dramatic fall off in gross margin and I know we have - several questions have been asked about this. You are saying - as I understand you correctly to say that that is not primarily the result of price variances, but mostly result of overhead absorption?

Kevin Michaels: Yes. The largest reasons will be overhead absorption.

Bruce Edwards: You know, perfect - if you go back, as you can tell we have not given just one point - data point, we have not, as you know, spent a lot in capital equipment over the last year. This quarter alone has been less than a million. A year ago this time, we ran roughly of the $104 million of revenue against a $5 million a quarter depreciation expense. First quarter this year, we ran 52 million against a $5 million depreciation expense.

          So, it's really the under-utilization of the facility and the overhead structure that was built for a higher run rate and we did expect a higher run rate coming in to the quarter. So, by moving to more of a variable model with more outsourcing there, again, we will able to move a lot of those expenses from the fixed basis to a more of a variable basis.

Mark Roberts: OK. Could you give us a sense though of just how much of the gross margin erosion sequentially was the result of price variances?

Kevin Michaels: You know, it's really hard for us give you an exact number.
          It is almost really impossible to do that. It's, you know, I mean pricing has remained competitive over the last several quarters. So, I wouldn't say that pricing has been any worse, but clearly pricing is a very competitive feature of our industry these days and also the industry demand has slowed down overall, while pricing stayed competitive. I really don't want to hazard a guess at it. It's not the primary driver, but it is - it is certainly a factor that's out there.

Mark Roberts: OK. Thank you.

Operator: We'll move on to Brian Modoff with Deutsche Bank.

Brian Modoff: Hi guys, a couple of questions. In terms of the trials that you have, can you kind of give us an idea what percentage of the trials are on what products and then also kind of give us an idea what percentage of the trails are in what regions of the world?

Bruce Edwards: Yes. You know, obviously, they'll all - actually though, I think, when you say 90 (plus) - 95 percent of them are multi-carrier trials and some of those being the full integrated GSM (booster), for example, the RF Front End or it would be, you know, the situation would in there utilizing the MCPAs for, you know, TDMA that GSM Overlay type product. We really have focused on two locations really, the North American operators and the European operators and I said we have of the 30 that we have ongoing and 20 we are going start, I think about four of those are in Europe and so the rest would be in the US and some of those would be in kind of the large scale site trials with the particular operator where they might take a city and ask us to do seven sites within that.

          (Of course) there would be seven trials within that city site to see their overall performance of the network. We like those because the issue there is that if those (prove) out as we think they will and as the data shows that they have in getting the performance improvement of the overall network in a particular urban center., those are the kind that we replicated around in much higher traffic environment. So, they're in that, you know, we are pretty pleased with the quality of the areas we are getting to go into and being able to demonstrate the type of improvements.

Brian Modoff: So, out of the 30, you've got four in Europe or is it 30 plus the 20 you have four in Europe?

Bruce Edwards: Well, I think, three of the ones are - three out of 30 are in Europe right now and there's probably one other that's scheduled during this second quarter.

Brian Modoff: Any of them would be remote radio units or the (W-CDMA booster) product?

Bruce Edwards: Not with the remote radio unit, but with the (W-CDMA remote)
          RF Front End products, yes.

Brian Modoff: OK. And then, Kevin, cash flows during Q2, do you expect to generate more cash or we are going to again burn cash and can you kind of quantity either one?

Kevin Michaels: Well, I think, we are trying to manage our operations similar to like we did this first quarter, but there are some restructuring expenses. So there could be some slight use of cash relating to some of the restructuring expenses.

Brian Modoff: Any idea what your cash usage will be this year, if any, for the year?

Kevin Michaels: You know, we haven't projected out for the whole year. So, we obviously are looking - we are hoping to see a strong turnaround in the second half of the year. So, I think, obviously, for the first half of the year, obviously, we generated cash in the first quarter. We expect to keep our operation running flat, but we will have some expenses there as we do some restructuring. There are obviously some severance costs and those types of things that are incurred. So, you know, but we don't see any real significantly large use of cash or anything like that, and our capital spending needs are pretty minimal. As we stated, we do have excess equipment. So, we think we should remain pretty strong.

Brian Modoff: OK. Thanks guys.

Bruce Edwards: Sure.

Operator: And next we have John Bucher from Gerard Klauer.

John Bucher:... a question for you on the trails. Are any of the trails being done in conjunction with carrier evaluations of (edge)? And as far as you are seeing any of those at all in the European trials that you are doing?

Bruce Edwards: The bulk of the trials we are doing at least - I would say, in the US, we are demonstrating a capability if it's a CDMA or GSM operator. One of the benefits we are showing with the multi-carrier amplifier is we are independent of what you run. So, in some of those trials they run a TDMA signals to GSM signals, and in certain cases, (GSM EDGE) signals. As well, the main trials to date in Europe in addition to a wide band (CDMA) trail for our RF Front End have been more in the GSM capacity expansion.

          So, we are doing some trails in the existing GSM networks where they are looking to get - fill coverage holes or expand capacity. So, our booster products are being utilized in those and those are mainly (running) GSM signals today.

John Bucher: And you haven't seen anything or potential interest in (EDGE) has triggered any sort of trail outside of North America?

Bruce Edwards: Again, we provide, you know, with some development work on the (GSM EDGE) for couple of the OEMs and I mentioned, they are probably within our revenue base of single carrier as the large majority is GSM or (GSM EDGE) products that we are delivering. But as you get into the capacity and coverage enhancement products, the beauty of multi-carrier is it's signal independent

          So, what we are selling today, even to our GSM operators, if you're running GSM today, great, if you are going run (EDGE), great, you can use the multi-carrier amplifier to drive those signals forward. So five them a way to really test out our capabilities in technology and future (proves) their investment, (so if they) do migrate parts of their network to (EDGE), they don't have to replace the amplifier which is - it will handle the (EDGE) signals as well.

John Bucher: Thank you very much.

Male:     Certainly.

Operator: And just as a reminder, please press the star followed by the one key if you have a question or comment today. And we have a question from Greg Weaver with Kern Capital.

Greg Weaver: Hi. What percent of the production was outsourced this quarter?

Bruce Edwards: I don't have a - we don't have a hard figure on that, but again, to give you a rough - it's - there's - we've only outsourced to the single carrier and the single carrier is 16 percent of overall revenues.

Greg Weaver: You've outsourced all the single carrier at this point?

Bruce Edwards: Most of it.

Kevin Michaels: It was a transitioned during the quarter. So, I would give you, for a ballpark, I would say for this quarter it was roughly about ten percent.

Bruce Edwards: Yes, the key - we are not going to transition products that we think - we still sell some TDMA single carrier products. It's not cost-effective for us to outsource those. It's a relatively very modest piece of the business, but, the higher volumes that has been outsourced, I think, Kevin's figure of about 10 percent is pretty good.

Greg Weaver: OK. And, the second site coming on; is that concurrent with the outsourcing of the multi-carrier by chance?

Bruce Edwards: Yes.

Greg Weaver: OK, and when that is coming up?

Bruce Edwards: That's coming on now. We will be transitioning products this quarter.

Kevin Michaels: It will be occurring over the next several quarters. It will - the first one will happen in the second quarter.

Greg Weaver: OK. Would you care to take a stab then, by the end of the year what portion - I think you said the majority was going to be outsourced?

Bruce Edwards: Large majority will be outsourcing.

Greg Weaver: All right. OK. Thanks.

Operator: And this is a final reminder, press star one if you have a question or comment. We have no further questions in our queue at this time. I will turn the conference back over to Mr. Edwards for closing comments:

Bruce Edwards: Great, well thank you. I want to thank everybody for joining us here today and look forward to talking to you as we move through the second quarter. Thanks a lot.

                                       END